Exhibit 99.1

XPO Logistics Announces Fourth Quarter and Full Year 2012 Results

Provides Full Year 2013 Outlook

Acquires Covered Logistics

GREENWICH, Conn. — February 27, 2013 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the fourth quarter and full year 2012.

For the fourth quarter of 2012, total revenue was $108.5 million, a 146.1% increase from the same period the prior year. Gross margin dollars increased 118.4% year-over-year to $15.7 million, and gross margin percentage was 14.4%.

Consistent with the company’s previously announced strategy, investments in long-term growth impacted fourth quarter results. The company reported a net loss of $9.3 million for the quarter, compared with a net loss of $1.5 million for the same period in 2011. The fourth quarter net loss available to common shareholders was $10.1 million, or a loss of $0.57 per diluted share, compared with a net loss available to common shareholders of $2.2 million, or a loss of $0.27 per diluted share, for the same period in 2011.

Earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was a loss of $9.9 million for the fourth quarter of 2012, compared with a loss of $2.1 million for the same period in 2011. EBITDA includes $913,000 and $882,000 of non-cash share-based compensation for the fourth quarters of 2012 and 2011, respectively. A reconciliation of EBITDA to net income is provided in the attached financial tables.

The company had $252.3 million of cash as of December 31, 2012.

2013 Outlook

The company provided the following outlook for full year 2013:

•	An annual revenue run rate of more than $1 billion as of December 31;

•	At least $300 million of acquired historical annual revenue;

•	Positive EBITDA for the fourth quarter; and

•	At least three new freight brokerage cold-starts.

Acquires Covered Logistics & Transportation LLC

On February 22, 2013, the company acquired substantially all of the operating assets of Covered Logistics & Transportation LLC, a non-asset, third party freight brokerage business with 2012 revenues of approximately $27 million. The purchase price was $8 million in cash and $3 million in XPO common stock, excluding any working capital adjustments, with no assumption of debt. The acquisition is expected to be immediately accretive to earnings.

Founded in 2005, Covered Logistics has over 4,000 carrier relationships and a strong track record of serving the manufacturing, postal, consumer, and oil and gas sectors. Its offices are located in Lake Forest, Ill., and Dallas, Texas. Co-founders Tuck Jasper, Paul Jasper and Patrick Gillihan will continue to lead the operations, which are being rebranded as XPO Logistics.

CEO Comments

Bradley Jacobs, chairman and chief executive officer, said, “The actions we’re taking to scale up the business are continuing to drive results. Our fourth quarter revenue was up 146% year-over-year, and gross margin dollars increased by 118%. Our freight brokerage business generated 760% more revenue in the quarter, as compared to the prior year period. Our expedite business achieved top line growth of 8.7% for the quarter, and we have new initiatives in place to gain margin. Freight forwarding had a 62% increase in gross margin dollars versus fourth quarter 2011. While our investments in people and technology resulted in a loss, as expected, they are fundamentally important to value creation. We’re currently on an annual revenue run rate of over $500 million, and we expect that rate to be more than a billion dollars by year-end.”

Jacobs continued, “Our most recent acquisition, Covered Logistics, is a well-run freight brokerage operation that we plan to integrate and scale up quickly. The Covered team has deep roots in the industry and they share our passion for growth. This is our second acquisition of 2013 from a pipeline of solid prospects. We expect to add at least $300 million of acquired historical annual revenue in 2013.

“We remain focused on executing the three parts of our strategy: acquisitions, cold-starts and the optimization of our operations. In 14 months, we’ve acquired six companies and opened 17 cold-starts, eight in freight brokerage. Our footprint now stands at 60 locations. We’ve grown our headcount from 208 to more than 900 employees. We’re steadily enhancing our proprietary technology, and implementing leading edge recruitment and training programs. Most importantly, we’ve created a driven culture that keeps us on track to grow XPO into a multi-billion dollar company.”

Fourth Quarter 2012 Results by Business Unit

•

Freight brokerage: The company’s freight brokerage business generated total revenue of $71.1 million for the quarter, a 760.3% increase from the same period the prior year. Year-over-year revenue growth was primarily due to the acquisitions of Turbo Logistics, Kelron Logistics, Continental Freight Services and BirdDog Logistics, as well as revenue growth from the company’s eight brokerage cold-start locations. The acquisition of Turbo Logistics on October 24, 2012, had a positive revenue impact of $27.2 million for the quarter. Gross margin percentage for the freight brokerage business was 13.4% for the quarter, compared with 16.8% for the same period in 2011. The decline in gross margin percentage was primarily due to the addition of seven new cold-starts in 2012, which are still in the start-up phase. The fourth quarter operating loss was $2.5 million, compared with operating income of $496,000 the prior year. The decline in 2012 operating income primarily reflects a planned increase in SG&A expense associated with significant growth initiatives, including sales force recruitment.

•

Expedited transportation: The company’s expedited services business generated total revenue of $22.1 million for the quarter, an 8.7% increase from the same period the prior year. Revenue growth was primarily driven by an increase in average revenue-per-load and growth in the company’s domestic, international and temperature-controlled services. Gross margin percentage was 16.5% for the quarter, compared with 20.9% for the same period in 2011. The decrease in gross margin percentage primarily reflects higher rates paid to independent fleet owners and owner-operators, effective March 1, 2012, and an increase in the volume of cross-border loads, which typically generate a lower margin. Fourth quarter operating income was $1.0 million, compared with $1.8 million the prior year, primarily reflecting the year-over-year decrease in gross margin.

•

Freight forwarding: The company’s freight forwarding business generated total revenue of $18.5 million for the quarter, a 10.1% increase from the same period the prior year. Gross margin percentage was 13.5% for the quarter, compared with 9.2% for the same period in 2011. The improvements in revenue and gross margin percentage reflect a revenue increase from company-owned branches. Fourth quarter operating income was $454,000, compared with $35,000 for the same period the prior year. The increase in operating income reflects a higher gross margin, partially offset by higher SG&A costs associated with new company-owned locations in Chicago, Houston, Los Angeles, Minneapolis, Charlotte and Atlanta.

•

Corporate: Corporate SG&A expense for the fourth quarter of 2012 increased by $5.3 million, compared with the same period the prior year. The increase was driven by a higher headcount in corporate shared services and higher purchased services. Corporate SG&A expense for the fourth quarter of 2012 included approximately $1.4 million of litigation-related legal costs; $1.0 million of acquisition-related transaction costs; and $913,000 of non-cash share based compensation.

Full Year 2012 Financial Results

For the full year 2012, total revenue was $278.6 million, a 57.3% increase from 2011. Gross margin dollars increased 37.1% year-over-year to $40.8 million, and gross margin percentage was 14.7%.

Consistent with the company’s previously announced strategy, investments in long-term growth impacted full year results. The company reported a net loss of $20.3 million for the full year 2012, compared with net income of $759,000 for 2011. The net loss available to common shareholders was $23.3 million, or a loss of $1.49 per diluted share, compared with a net loss available to common shareholders of $44.6 million, or a loss of $5.41 per diluted share, for 2011. The full year 2012 loss includes a charge of $0.19 per diluted share related to $3.0 million in cumulative preferred dividends. The full year 2011 loss includes a non-cash charge of $44.2 million, or $5.36 per diluted share, related to the September 2011 equity investment in the company.

EBITDA was a loss of $25.8 million for the full year 2012, compared with $2.7 million of EBITDA generated in 2011. Full year 2012 EBITDA was impacted by a $2.9 million expense ($1.9 million after tax) for acquisition-related transaction costs; a $2.5 million expense ($1.6 million after tax) for litigation-related legal costs; a $540,000 expense ($344,000 after tax) for compensation, severance and professional fees related to the composition of the company’s executive team; a $480,000 expense ($306,000 after tax) for consulting fees in connection with securing an agreement with the state of North Carolina for up to $3.2 million in future tax incentives; and $4.4 million of non-cash share-based compensation. A reconciliation of EBITDA to net income is provided in the attached financial tables.

Conference Call

The company will hold a conference call on Thursday, February 28, 2013, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-446-1671; international callers dial +1-847-413-3362. A live webcast of the conference will be available on the Investor Relations area of the company’s website, www.xpologistics.com. The conference will be archived until March 30, 2013. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 34113016.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the fastest growing providers of non-asset, third-party freight transportation services in North America. The company uses its relationships with more than 22,000 ground, sea and air carriers to find the best transportation solutions for its customers. XPO Logistics offers its services through three business units: freight brokerage, expedited transportation and freight forwarding. The company serves more than 7,750 customers in the retail, commercial, manufacturing and industrial sectors through 60 locations, including 36 branches in the United States and Canada and 24 agent offices. www.xpologistics.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) for the quarters and years ended December 31, 2012 and December 31, 2011. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences. In addition to its use by management, we believe that EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA should only be used as a supplemental measure of our operating performance.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our 2013 outlook with respect to annual revenue, acquisitions, fourth quarter 2013 EBITDA and freight brokerage cold-starts. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in our filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; our ability to raise capital; our ability to attract and retain key employees to execute our growth strategy; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our network of third-party transportation providers; litigation; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements, including our 2013 outlook, to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events.

Investor Contact:

XPO Logistics, Inc.

Michelle Muniz, +1-203-930-1459

michelle.muniz@xpologistics.com

Media Contact:

Brunswick Group

Steve Lipin / Gemma Hart, +1-212-333-3810

XPO Logistics, Inc.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
Operating revenue	$108,503	$44,085	$278,591	$177,076
Expenses
Direct expense	92,840	36,914	237,765	147,298

Gross margin	15,663	7,171	40,826	29,778
Sales general and administrative expense	26,755	9,560	68,790	28,054

Operating (loss) income	(11,092)	(2,389)	(27,964)	1,724

Other (income) expense	44	(6)	363	56
Interest expense	3,177	46	3,207	191

(Loss) income before income tax provision	(14,313)	(2,429)	(31,534)	1,477
Income tax provision	(4,994)	(967)	(11,195)	718

Net (loss) income	(9,319)	(1,462)	(20,339)	759
Preferred stock beneficial conversion charge	0	0	0	(44,211)
Cumulative preferred dividends	(743)	(750)	(2,993)	(1,125)

Net (loss) income available to common shareholders	$(10,062)	$(2,212)	$(23,332)	$(44,577)

Basic income per share
Net (loss) income	$(0.57)	$(0.27)	$(1.49)	$(5.41)
Diluted income per share
Net (loss) income	$(0.57)	$(0.27)	$(1.49)	$(5.41)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	17,702	8,252	15,694	8,247
Diluted weighted average common shares outstanding	17,702	8,252	15,694	8,247

Note: All share-related amounts in this press release and the financial tables reflect the 4-for-1 reverse stock split that was effected on September 2, 2011.

XPO Logistics, Inc.

Consolidated Balance Sheets

(in thousands except share data)

	December 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$252,293	$74,007
Accounts receivable, net of allowances of $603 and $356, respectively	61,245	22,425
Prepaid expenses	1,555	426
Deferred tax asset, current	1,406	955
Income tax receivable	2,569	1,109
Other current assets	1,866	219

Total current assets	320,934	99,141

Property and equipment, net of $5,323 and $3,937 in accumulated depreciation, respectively	13,090	2,979
Goodwill	55,947	16,959
Identifiable intangible assets, net of $4,592 and $3,320 in accumulated amortization, respectively	22,473	8,053
Other long-term assets	764	509

Total long-term assets	92,274	28,500

Total assets	$413,208	$127,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,108	$8,565
Accrued salaries and wages	3,516	2,234
Accrued expenses, other	21,123	2,789
Current maturities of notes payable and capital leases	491	1,675
Other current liabilities	1,789	808

Total current liabilities	49,027	16,071

Convertible senior notes	108,280	0
Notes payable and capital leases, net of current maturities	676	454
Deferred tax liability, long term	6,781	2,346
Other long-term liabilities	3,385	410

Total long-term liabilities	119,122	3,210

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 74,275 shares issued and outstanding	42,794	42,794
Common stock, $.001 par value; 150,000,000 shares authorized; 18,002,985 and 8,410,353 shares issued, respectively; and 17,957,985 and 8,365,353 shares outstanding, respectively	18	8
Additional paid-in capital	262,641	102,613
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(60,287)	(36,948)

Total stockholders’ equity	245,059	108,360

Total liabilities and stockholders’ equity	$413,208	$127,641

XPO Logistics, Inc.

Consolidated Statement of Cash Flows

(in thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010
Operating activities
Net income	$(20,339)	$759	$4,888
Adjustments to reconcile net income to net cash from operating activities
Provisions for allowance for doubtful accounts	916	219	(84)
Depreciation & amortization expense	2,713	1,240	1,290
Accretion of debt	1,475	0	0
Stock compensation expense	4,398	1,180	157
Other	2	12	4
Non-cash impairment of incentive payments	0	0	75
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(13,755)	1,627	(6,618)
Deferred tax expense	(8,260)	(327)	900
Income tax receivable	(1,556)	239	(1,348)
Other current assets	1,593	595	(355)
Prepaid expenses	(769)	(170)	(99)
Other long-term assets and advances	(276)	97	338
Accounts payable	(2,585)	(191)	1,987
Accrued expenses	12,661	1,097	1,780
Other liabilities	(518)	234	(658)

Cash provided (used) by operating activities	(24,300)	6,611	2,257

Investing activities
Acquisition of businesses, net of cash acquired	(57,236)	0	0
Payment of acquisition earn-out	(450)	(450)	(500)
Payment for purchases of property and equipment	(6,981)	(754)	(811)
Proceeds from sale of assets	0	13	2

Cash Flows used by investing activities	(64,667)	(1,191)	(1,309)

Financing Activities
Credit line, net activity	(2,068)	(2,749)	(3,781)
Proceeds from issuance of preferred stock, net of issuance costs	0	71,628	0
Proceeds from issuance of convertible senior notes, net	138,504	0	0
Proceeds from issuance of long-term debt	0	0	5,000
Payments of notes payable and capital leases	(2,190)	(1,633)	(2,665)
Excess tax benefit from stock options	0	451	0
Proceeds from stock offering	136,961	0	0
Proceeds from exercise of options, net	248	704	564
Payments of tax withholdings for restricted shares	(1,226)	0	0
Dividends paid to preferred stockholders	(3,000)	(375)	0

Cash flows provided by Financing Activities	267,229	68,026	(882)

Effect of exchange rate changes on cash	24	0	0
Net increase in cash	178,286	73,446	66
Cash, beginning of period	74,007	561	495

Cash, end of period of period	$252,293	$74,007	$561

Supplemental disclosure of noncash activities:
Cash paid during the period for interest	22	110	124
Cash paid during the period for income taxes	247	233	3,521

Freight Brokerage

Summary Financial Table

(in thousands)

	Three Months Ended December 31,
	2012	2011	$ Variance	Change %
Revenue
Operating revenue	$71,146	$8,270	$62,876	760.3%
Direct expense
Transportation services	61,379	6,872	54,507	793.2%
Other direct expense	245	9	236	2622.2%

Total direct expense	61,624	6,881	54,743	795.6%

Gross margin	9,522	1,389	8,133	585.5%

SG&A expense
Salaries & benefits	8,778	705	8,073	1145.1%
Purchased services	672	35	637	1820.0%
Other SG&A expense	1,734	141	1,593	1129.8%
Depreciation & amortization	810	12	798	6650.0%

Total SG&A expense	11,994	893	11,101	1243.1%

Operating (loss) income	$(2,472)	$496	$(2,968)	-598.4%

	Year Ended December 31,
	2012	2011	$ Variance	Change %
Revenue
Operating revenue	$125,121	$29,186	$95,935	328.7%
Direct expense
Transportation services	108,507	24,434	84,073	344.1%
Other direct expense	489	55	434	789.1%

Total direct expense	108,996	24,489	84,507	345.1%

Gross margin	16,125	4,697	11,428	243.3%

SG&A expense
Salaries & benefits	15,170	2,484	12,686	510.7%
Purchased services	1,694	148	1,546	1044.6%
Other SG&A expense	3,590	716	2,874	401.4%
Depreciation & amortization	1,223	44	1,179	2679.5%

Total SG&A expense	21,677	3,392	18,285	539.1%

Operating (loss) income	$(5,552)	$1,305	$(6,857)	-525.4%

Freight Brokerage

Key Employee Data

		Three Months Ended
	March 30, 2012	June 30, 2012	Sept 30, 2012	Dec 31, 2012
Number of sales and procurement personnel	40	92	290	594

Note: Totals are as of period end, and include the positions of shipper sales, carrier procurement and logistics coordinators, and reflect the impact of recruitment and acquisitions.

Expedited Transportation

Summary Financial Table

(in thousands)

	Three Months Ended December 31,
				Change
	2012	2011	$ Variance	%
Revenue
Operating revenue	$22,102	$20,337	$1,765	8.7%
Direct expense
Transportation services	17,381	15,379	2,002	13.0%
Other direct expense	1,065	713	352	49.4%

Total direct expense	18,446	16,092	2,354	14.6%

Gross margin	3,656	4,245	(589)	-13.9%

SG&A expense
Salaries & benefits	1,673	1,645	28	1.7%
Purchased services	308	360	(52)	-14.4%
Other SG&A expense	608	323	285	88.2%
Depreciation & amortization	79	86	(7)	-8.1%

Total SG&A expense	2,668	2,414	254	10.5%

Operating income	$988	$1,831	$(843)	-46.0%

	Year Ended December 31,
				Change
	2012	2011	$Variance	%
Revenue
Operating revenue	$94,008	$87,558	$6,450	7.4%
Direct expense
Transportation services	73,376	66,267	7,109	10.7%
Other direct expense	3,738	2,998	740	24.7%

Total direct expense	77,114	69,265	7,849	11.3%

Gross margin	16,894	18,293	(1,399)	-7.6%

SG&A expense
Salaries & benefits	6,613	6,854	(241)	-3.5%
Purchased services	1,015	1,426	(411)	-28.8%
Other SG&A expense	2,121	1,411	710	50.3%
Depreciation & amortization	320	403	(83)	-20.6%

Total SG&A expense	10,069	10,094	(25)	-0.2%

Operating income	$6,825	$8,199	$(1,374)	-16.8%

Note: Total depreciation and amortization for the Expedited Transportation operating segment included in both direct expense and SG&A, was $130,000 and $131,000 for the three-months ended December 31, 2012 and 2011, respectively, and $524,000 and $596,000 for the years ended December 31, 2012 and 2011, respectively, ended December 31, 2012 and 2011.

Freight Forwarding

Summary Financial Table

(in thousands)

	Three Months Ended December 31,
				Change
	2012	2011	$Variance	%
Revenue
Operating revenue	$18,463	$16,769	$1,694	10.1%
Direct expense
Transportation services	13,804	12,479	1,325	10.6%
Station commissions	2,120	2,711	(591)	-21.8%
Other direct expense	54	42	12	28.6%

Total direct expense	15,978	15,232	746	4.9%

Gross margin	2,485	1,537	948	61.7%

SG&A expense
Salaries & benefits	1,280	774	506	65.4%
Purchased services	203	122	81	66.4%
Other SG&A expense	407	461	(54)	-11.7%
Depreciation & amortization	141	145	(4)	-2.8%

Total SG&A expense	2,031	1,502	529	35.2%

Operating income	$454	$35	$419	1197.1%

	Year Ended December 31,
				Change
	2012	2011	$Variance	%
Revenue
Operating revenue	$67,692	$65,148	$2,544	3.9%
Direct expense
Transportation services	50,381	47,122	3,259	6.9%
Station commissions	9,321	11,098	(1,777)	-16.0%
Other direct expense	182	140	42	30.0%

Total direct expense	59,884	58,360	1,524	2.6%

Gross margin	7,808	6,788	1,020	15.0%
SG&A expense
Salaries & benefits	4,050	2,897	1,153	39.8%
Purchased services	597	432	165	38.2%
Other SG&A expense	1,479	1,339	140	10.5%
Depreciation & amortization	574	575	(1)	-0.2%

Total SG&A expense	6,700	5,243	1,457	27.8%

Operating income	$1,108	$1,545	$(437)	-28.3%

XPO Corporate

Summary of Selling, General & Administrative Expense

(in thousands)

	Three Months Ended December 31,
	2012	2011	$Variance	Change %
SG&A expense
Salaries & benefits	$3,780	$3,207	$573	17.9%
Purchased services	4,422	1,304	3,118	239.1%
Other SG&A expense	1,691	232	1,459	628.9%
Depreciation & amortization	168	8	160	2000.0%

Total SG&A expense	$10,061	$4,751	$5,310	111.8%

	Year Ended December 31,
	2012	2011	$Variance	Change %
SG&A expense
Salaries & benefits	$13,445	$4,103	$9,342	227.7%
Purchased services	12,082	4,727	7,355	155.6%
Other SG&A expense	4,425	471	3,954	839.5%
Depreciation & amortization	391	24	367	1529.2%

Total SG&A expense	$30,343	$9,325	$21,018	225.4%

Note: Intercompany eliminations included revenue of $3.2 million and $1.3 million for the three months ended December 31, 2012 and 2011, respectively, as well as revenue of $8.2 million and $4.8 million for the years ended December 31, 2012 and 2011, respectively.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Income

(in thousands)

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
	2012	2011	%	2012	2011	%
Net (loss) income available to common shareholders	$(10,062)	$(2,212)	354.9%	$(23,332)	$(44,577)	-47.7%
Dividends and preferred shares conversion charge	(743)	(750)	-0.9%	(2,993)	(45,336)	-93.4%

Net (loss) income	(9,319)	(1,462)	537.41%	(20,339)	759	-2779.7%

Interest expense	3,177	46	6806.5%	3,207	191	1579.1%
Income tax provision	(4,994)	(967)	416.4%	(11,195)	718	-1659.2%
Depreciation and amortization	1,198	251	377.3%	2,508	1,046	139.8%

EBITDA	$(9,938)	$(2,132)	366.1%	$(25,819)	$2,714	-1051.3%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

	Three Months Ended		Year Ended Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Basic common stock outstanding	17,701,679	8,252,891	15,694,430	8,246,577

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,522,399	10,714,286	10,695,326	3,522,505
Shares underlying the conversion of the convertible senior notes	8,575,577	0	2,238,758	0
Shares underlying warrants to purchase common stock	5,548,022	3,568,707	5,717,284	3,618,061
Shares underlying stock options to purchase common stock	447,545	402,819	473,421	298,017
Shares underlying restricted stock units	237,453	682	249,139	6,456

	25,330,996	14,686,492	19,373,928	7,445,039

Diluted weighted shares outstanding	43,032,674	22,939,383	35,068,358	15,691,616

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. The impact of potentially dilutive securities was not reflected in the earnings per share calculations on the Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of common stock of $14.52 per share and $10.50 per share for the three-months ended December 31, 2012 and 2011, respectively, and $15.01 per share and $10.57 per share for the years ended December 31, 2012 and 2011, respectively.